Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On November 19, 2017, Marvell Technology Group Ltd., a Bermuda company (“Marvell”), Kauai Acquisition Corp., a Delaware corporation and indirect wholly-owned subsidiary of Marvell (“Merger Sub”) and Cavium, Inc., a Delaware corporation (“Cavium”) entered into an agreement and plan of merger (the “Merger Agreement”) pursuant to which Merger Sub will merge with and into Cavium, with Cavium surviving and becoming an indirect wholly-owned subsidiary of Marvell (the “Merger”). Subject to and upon the terms and the conditions set forth in the Merger Agreement and the applicable provisions of the Delaware General Corporation Law (“DGCL”), on the date on which the certificate of merger is filed with the Secretary of State of the State of Delaware or such later time as mutually agreed by Marvell and Cavium and specified in such certificate (the “Effective Time”), Merger Sub will be merged with and into Cavium, whereupon the separate corporate existence of Merger Sub will cease and Cavium will continue its existence under the laws of the State of Delaware as the surviving corporation and as a direct wholly-owned subsidiary of Marvell Technology Inc., a Delaware corporation (“MTI”), which is a direct wholly-owned subsidiary of Marvell. Marvell and Cavium expect to complete the Merger in the middle of calendar year 2018.

The following unaudited pro forma condensed combined financial information included herein presents the combination of the historical consolidated financial statements of Marvell and Cavium adjusted to give effect to the Merger and the new debt financing (the “Financing Transactions”). Under the terms of the Merger Agreement, each share of Cavium common stock that is outstanding immediately prior to the Effective Time (other than shares held by Marvell, Cavium, or any of their respective subsidiaries and shares as to which appraisal rights have been properly exercised pursuant to Delaware law) will be converted into the right to receive (a) 2.1757 Marvell common shares and (b) $40.00 in cash, without interest, less applicable withholding taxes.

The unaudited pro forma condensed combined balance sheet as of May 5, 2018 gives effect to the Merger and the Financing Transactions, as if each had been completed on May 5, 2018, and combines the unaudited condensed consolidated balance sheet of Marvell as of May 5, 2018 with Cavium’s unaudited condensed consolidated balance sheet as of March 31, 2018.

The unaudited pro forma condensed combined statements of operations for the year ended February 3, 2018 and three months ended May 5, 2018 give effect to the Merger and the Financing Transactions as if they had occurred on January 29, 2017, the beginning of the most recently completed fiscal year presented. The unaudited pro forma condensed combined statement of operations for the year ended February 3, 2018 combines the audited consolidated statement of operations of Marvell for the year ended February 3, 2018 with Cavium’s audited consolidated statement of operations for the year ended December 31, 2017. The unaudited pro forma condensed combined statement of operations for the three months ended May 5, 2018 combines the unaudited condensed consolidated statement of operations of Marvell for the three months ended May 5, 2018 with Cavium’s unaudited condensed consolidated statement of operations for the three months ended March 31, 2018.

The unaudited pro forma condensed combined financial information should be read in conjunction with:

•	The accompanying notes to the unaudited pro forma condensed combined financial information;

•	The separate audited consolidated financial statements of Marvell as of and for the year ended February 3, 2018 and the related notes, included in Marvell’s Annual Report on Form 10-K for the fiscal year ended February 3, 2018;

•	The separate unaudited condensed consolidated financial statements of Marvell as of and for the three months ended May 5, 2018 and the related notes, included in Marvell’s Quarterly Report on Form 10-Q for the period ended May 5, 2018;

•	The separate audited consolidated financial statements of Cavium as of and for the year ended December 31, 2017 and the related notes, filed as Exhibit 99.1 to Marvell’s Current Report on Form 8-K on which these financial statements are filed as an exhibit; and

•	The separate unaudited condensed consolidated financial statements of Cavium as of and for the three months ended March 31, 2018 and the related notes, filed as Exhibit 99.2 to Marvell’s Current Report on Form 8-K on which these financial statements are filed as an exhibit.

The unaudited pro forma condensed combined financial information presented is for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the Merger and Financing Transactions had been completed on the dates indicated, nor is it indicative of future operating results or financial position. The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Merger, the costs to integrate the operations of Marvell and Cavium or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements. The pro forma adjustments represent Marvell’s best estimates and are based upon current available information and certain assumptions that Marvell believes are reasonable under the circumstances. The transaction is being accounted for as a business combination using the acquisition method with Marvell as the accounting acquirer in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). Under this method of accounting the purchase price will be allocated to Cavium’s assets acquired and liabilities assumed based upon their estimated fair values at the date of completion of the Merger. The process of valuing the tangible and intangible assets and liabilities of Cavium immediately prior to the Merger, as well as evaluating accounting policies for conformity, is preliminary. The final valuation may materially change the allocation of the merger consideration, which could materially affect the fair values assigned to the assets and liabilities and could result in a material change to the unaudited pro forma condensed combined financial information. Refer to Note 3 of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information” for more information on the basis of presentation.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MAY 5, 2018

(In thousands)

	Historical
	May 5, 2018	March 31, 2018								May 5, 2018
	Marvell	Cavium	Reclassification Adjustments (Note 4)	Financing Transactions Adjustments (Note 6)			Pro Forma Adjustments (Note 7)			Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$1,167,258	$181,601	$—	$2,609,899	6	(a)	$(3,527,502)	7	(a)	$431,256
Short-term investments	712,053	—	—	(712,053)	6	(b)	—			—
Accounts receivable, net	329,650	204,524	—	—			—			534,174
Inventories	169,556	102,171	—	—			207,829	7	(b)	479,556
Prepaid expenses and other current assets	38,868	29,121	—	310	6	(c)	—			68,299
Assets held for sale	30,707	—	—	—			—			30,707

Total current assets	2,448,092	517,417	—	1,898,156			(3,319,673)			1,543,992
Property and equipment, net	213,656	193,742	—	—			(10,742)	7	(c)	396,656
Intangible assets, net	—	633,017	—	—			2,155,383	7	(d)	2,788,400
Goodwill	1,993,310	237,692	—	—			3,318,533	7	(e)	5,549,535
Other non-current assets	209,261	7,182	—	(14,423)	6	(d)	—			202,020

Total assets	$4,864,319	$1,589,050	$—	$1,883,733			$2,143,501			$10,480,603

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$157,043	$83,952	$—	$—			$(2,815)	7	(f)	$238,180
Accrued liabilities	180,117	—	59,145	—			(6,742)	7	(g)	232,520
Accrued expenses and other current liabilities	—	42,648	(42,648)	—			—			—
Accrued employee compensation	105,601	—	23,086	—			—			128,687
Deferred income	1,880	6,751	—	—			—			8,631
Current portion of long-term debt	—	3,278	—	—			(3,278)	7	(h)	—
Capital lease and technology license obligations	—	39,583	(39,583)	—			—			—

Total current liabilities	444,641	176,212	—	—			(12,835)			608,018
Long-term debt	—	592,131	—	1,883,733	6	(e)	(592,131)	7	(i)	1,883,733
Capital lease and technology license obligations, net of current portion	—	9,506	(9,506)	—			—			—
Deferred tax liability	—	2,751	52,292	—			177,384	7	(j)	232,427
Non-current income taxes payable	56,606	—	3,345	—			—			59,951
Other non-current liabilities	77,561	31,141	(46,131)	—			(19,493)	7	(k)	43,078

Total liabilities	578,808	811,741	—	1,883,733			(447,075)			2,827,207
Commitments and contingencies
Shareholders’ equity:
Common shares	1,000	70	—	—			237	7	(m)7(n)	1,307
Additional paid-in capital	2,744,478	1,223,035	—	—			2,270,251	7	(m)7(n)7(o)	6,237,764
Accumulated other comprehensive (loss) income	(2,404)	810	—	—			(810)	7	(m)	(2,404)
Retained earnings	1,542,437	(446,606)	—	—			320,898	7	(l)	1,416,729

Total shareholders’ equity	4,285,511	777,309	—	—			2,590,576			7,653,396

Total liabilities and shareholders’ equity	$4,864,319	$1,589,050	$—	$1,883,733			$2,143,501			$10,480,603

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED FEBRUARY 3, 2018

(In thousands, except per share amounts)

	Historical
	Year Ended February 3, 2018	Year Ended December 31, 2017								Year Ended February 3, 2018
	Marvell	Cavium	Reclassification Adjustments (Note 4)	Financing Transactions Adjustments (Note 6)			Pro Forma Adjustments (Note 8)			Pro Forma Combined
Net revenue	$2,409,170	$984,018	$—	$—			$—			$3,393,188
Cost of goods sold	947,230	484,434	—	—			176,437	8	(a)	1,608,101

Gross profit	1,461,940	499,584	—	—			(176,437)			1,785,087

Operating expenses:
Research and development	714,444	377,941	—	—			23,189	8	(b)	1,115,574
Selling, general and administrative	238,166	178,335	—	—			(83)	8	(c)	416,418
Litigation settlement	74,385	—	—	—			—			74,385
Restructuring related charges	5,250	—	—	—			—			5,250

Total operating expenses	1,032,245	556,276	—	—			23,106			1,611,627

Operating income (loss) from continuing operations	429,695	(56,692)	—	—			(199,543)			173,460
Interest and other income, net	21,509	(28,927)	—	(79,951)	6	(f)	29,147	8	(d)	(58,222)

Income (loss) from continuing operations before income taxes	451,204	(85,619)	—	(79,951)			(170,396)			115,238
Provision (benefit) for income taxes	18,062	(16,760)	—	—			(5,318)	8	(e)	(4,016)

Net income (loss) from continuing operations	$433,142	$(68,859)	$—	$(79,951)			$(165,078)			$119,254

Net income (loss) per share from continuing operations:
Basic	$0.87	$(1.01)								$0.18
Diluted	$0.85	$(1.01)								$0.18
Weighted average shares:
Basic	498,008	68,394								652,551	8	(f)
Diluted	509,667	68,394								669,566	8	(f)

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MAY 5, 2018

(In thousands, except per share amounts)

	Historical		Reclassification Adjustments (Note 4)	Financing Transactions Adjustments (Note 6)			Pro Forma Adjustments (Note 8)
	Three Months Ended May 5, 2018	Three Months Ended March 31, 2018								Three Months Ended May 5, 2018
	Marvell	Cavium								Pro Forma Combined
Net revenue	$604,631	$230,761	$—	$—			$—			$835,392
Cost of goods sold	228,938	113,080	—	—			44,906	8	(a)	386,924

Gross profit	375,693	117,681	—	—			(44,906)			448,468

Operating expenses:
Research and development	176,734	110,619	—	—			2,385	8	(b)	289,738
Selling, general and administrative	72,313	43,621	—	—			(11,813)	8	(c)	104,121
Restructuring related charges	1,567	—	—	—			—			1,567

Total operating expenses	250,614	154,240	—	—			(9,428)			395,426

Operating income (loss) from continuing operations	125,079	(36,559)	—	—			(35,478)			53,042
Interest and other income, net	7,296	(6,799)	—	(20,014)	6	(f)	6,733	8	(d)	(12,784)

Income (loss) from continuing operations before income taxes	132,375	(43,358)	—	(20,014)			(28,745)			40,258
Provision (benefit) for income taxes	3,763	(1,371)	—	—			(205)	8	(e)	2,187

Net income (loss) from continuing operations	$128,612	$(41,987)	$—	$(20,014)			$(28,540)			$38,071

Net income (loss) per share from continuing operations:
Basic	$0.26	$(0.60)								$0.06
Diluted	$0.25	$(0.60)								$0.06
Weighted average shares:
Basic	497,335	69,650								651,878	8	(f)
Diluted	508,716	69,650								672,782	8	(f)

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of the Merger

On November 19, 2017, Marvell, Merger Sub and Cavium entered into the Merger Agreement pursuant to which Merger Sub will merge with and into Cavium, with Cavium surviving and becoming an indirect wholly-owned subsidiary of Marvell. Subject to and upon the terms and the conditions set forth in the Merger Agreement and the applicable provisions of the DGCL, at the Effective Time of the Merger, Merger Sub will be merged with and into Cavium, whereupon the separate corporate existence of Merger Sub will cease and Cavium will continue its existence under the laws of the State of Delaware as the surviving corporation and as a direct wholly-owned subsidiary of MTI, which is a direct wholly-owned subsidiary of Marvell. The merger consideration is estimated to be $6.3 billion and will be funded with a combination of cash on balance sheet, and cash provided from the Financing Transactions and issuance of Marvell common shares in connection with the Merger. Refer to Note 5 of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information” for additional information on the estimated merger consideration.

Under the terms of the Merger Agreement, each share of Cavium common stock that is outstanding immediately prior to the Effective Time (other than shares held by Marvell, Cavium, or any of their respective subsidiaries and shares as to which appraisal rights have been properly exercised pursuant to Delaware law) will be converted into the right to receive (a) 2.1757 Marvell common shares and (b) $40.00 in cash, without interest, less applicable withholding taxes.

Under the terms of the Merger Agreement, at the Effective Time, each outstanding and unexercised Cavium stock option, whether or not vested, other than Cavium stock options held by non-employee directors of Cavium’s board of directors who will not serve on Marvell’s board of directors following the Effective Time (“Director Option”), will be assumed by Marvell and converted into an option to purchase, on the same terms and conditions as were applicable under such Cavium stock option, that number of Marvell common shares (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Cavium common stock subject to such Cavium stock option, multiplied by (ii) the Conversion Ratio (as defined below), at an exercise price per Marvell common share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the per share exercise price for the Cavium common stock subject to such Cavium stock option, by (B) the Conversion Ratio. “Conversion Ratio” is defined in the Merger Agreement as an amount equal to the sum of (a) the Exchange Ratio of 2.1757, plus (b) the quotient obtained by dividing (i) the Per Share Cash Amount of $40.00 by (ii) the volume weighted average trading price of a Marvell common share for the five consecutive trading days ending on the trading day immediately preceding the closing date of the Merger.

Under the terms of the Merger Agreement, at the Effective Time, each Director Option that is outstanding and vested immediately prior to the Effective Time, will be canceled, and the holder thereof will be entitled to receive (subject to any applicable withholding or other taxes, or other amounts required by applicable legal requirements to be withheld) an amount in cash equal to the product of (i) the positive difference (if any) between (A) the Equity Award Cash Consideration (as defined below), minus (B) the exercise price applicable to such Director Option, multiplied by (ii) the number of shares of Cavium common stock subject to such Director Option. “Equity Award Cash Consideration” is defined in the Merger Agreement as an amount of cash equal to the sum of (i) the Per Share Cash Amount of $40.00 plus (ii) the product of (A) the Exchange Ratio of 2.1757, multiplied by (B) the volume weighted average trading price of a Marvell common share for the five consecutive trading days ending on the trading day immediately preceding the closing date of the Merger.

Under the terms of the Merger Agreement, at the Effective Time, each Cavium restricted stock unit (“RSU”) that is outstanding and unvested, other than any Cavium RSU held by a non-employee director of Cavium’s board of directors, will be converted into the number of Marvell restricted stock units (rounded down to the nearest whole share) equal to the product of (a) the number of shares of Cavium common stock subject to such Cavium RSU, multiplied by (b) the Conversion Ratio.

Under the terms of the Merger Agreement, at the Effective Time, each Cavium RSU (a) that is outstanding and vested (and with respect to which shares of Cavium common stock have not yet been issued) immediately prior to the Effective Time (including any Cavium RSU that becomes vested by its terms immediately prior to or as of the Effective Time) or (b) that is outstanding and held by a non-employee director of Cavium’s board of directors immediately prior to the Effective Time, whether vested or unvested (which awards will vest in full as of immediately prior to the Effective Time), in the case of each of clauses “(a)” or “(b),” will be canceled and extinguished, and the holder thereof will be entitled to receive (subject to applicable withholding or other taxes, which withholding will first be applied against the cash portion of the consideration paid in respect of such restricted stock units): (i) an amount in cash equal to the product of (A) the Per Share Cash Amount of $40.00, multiplied by (B) the total number of shares of Cavium common stock subject to such Cavium RSU; and (ii) a number of Marvell common shares equal to the product of (A) the Exchange Ratio of 2.1757, multiplied by (B) the total number of shares of Cavium common stock subject to such Cavium RSU.

Under the terms of the Merger Agreement, at the Effective Time, each Cavium performance restricted stock unit (“PRSU”) that is outstanding and unvested immediately prior to the Effective Time will be assumed and converted into that number of Marvell restricted stock units, rounded down to the nearest whole share, equal to the product of (a) the target number of shares of Cavium common stock subject to such Cavium PRSU, multiplied by (b) the Conversion Ratio. Such Marvell restricted stock units: (i) will vest based on the vesting date set forth in the award agreement applicable to such performance-based restricted stock unit prior to the Effective Time, subject only to the continued service of the grantee with the surviving corporation in the Merger, Marvell or any of their affiliates through the applicable vesting date; (ii) will not be subject to any performance-based vesting terms following the Effective Time; and (iii) will otherwise be subject to the same terms and conditions as were applicable under such Cavium PRSUs prior to the Effective Time.

2. Description of the Financing Transactions

In connection with the Merger, Marvell has obtained a $900.0 million three-year term loan facility (the “Term Loan Facility”) and a revolving credit facility in an aggregate committed amount of $500.0 million (the “Revolving Credit Facility”). In addition, Marvell has entered into a debt commitment letter (the “Debt Commitment Letter”) for an $850.0 million bridge facility (the “Bridge Facility”).

Subject to the terms and conditions of the Debt Commitment Letter, the initial lenders have committed to provide the full amount of the Bridge Facility. The proceeds of the Term Loan Facility, the Bridge Facility and certain borrowings under the Revolving Credit Facility will be used, together with cash on hand of Marvell and Cavium and/or other available financing resources, (a) to finance the cash portion of the Merger Consideration payable pursuant to the terms of the Merger Agreement, (b) to refinance certain existing indebtedness of Cavium (the “Cavium Term Facility”), (c) to pay related transaction costs and (d) for general corporate purposes. In lieu of borrowing, in whole or in part, under the Bridge Facility, Marvell expects to obtain permanent debt financing. There can be no assurance, however, that Marvell will be able to obtain any such permanent debt financing.

The initial lenders’ commitments under the Debt Commitment Letter include conditions typical for facilities of this kind, including a condition as to the execution and delivery of the definitive financing documentation for the Bridge Facility by Marvell and certain of its subsidiaries. As of the date of the Current Report on Form 8-K on which these financial statements are filed as an exhibit, neither Marvell nor any of its subsidiaries has entered into definitive agreements for the Bridge Facility.

Given the above, the unaudited pro forma condensed combined financial information assumes the Merger will be financed with the Term Loan Facility in an amount of $900.0 million, permanent debt financing of $850.0 million in the form of two $425.0 million senior unsecured debt financings (collectively, the “Other Senior Unsecured Debt Financing”) in lieu of the Bridge Facility and borrowings in an amount $150.0 million under the $500.0 million Revolving Credit Facility. Notwithstanding the foregoing, in the event the Other Senior Unsecured Debt Financing is not obtained or the aggregate amount thereof is less than $850.0 million, Marvell expects to obtain loans under the Bridge Facility in an amount of $850.0 million less the amount of the Other Senior Unsecured Debt Financing.

Term Loan Facility

The unaudited pro forma condensed combined financial information assumes that interest on the Term Loan Facility will be payable quarterly at a rate equal to LIBOR + 1.375% per annum. The Term Loan Facility will mature on the date that is three years after the date of funding under the Term Loan Facility. The Term Loan Facility does not require any scheduled amortization prior to the final maturity thereof. The Term Loan Facility will not be subject to any mandatory prepayments.

Revolving Credit Facility

The total capacity of the Revolving Credit Facility is $500.0 million and will be available for draw until the date that is five years after the closing date of the Revolving Credit Facility. The unaudited pro forma condensed combined financial information assumes any drawn amounts will incur interest at a rate equal to LIBOR + 1.500% per annum, with amounts payable quarterly.

Other Senior Unsecured Debt Financing

The unaudited pro forma condensed combined financial information assumes that the interest on the Other Senior Unsecured Debt Financing will be payable semi-annually at a weighted average rate equal to 4.555% per annum. The Other Senior Unsecured Debt Financing is expected to be comprised of: (a) $425.0 million in permanent debt financing with the outstanding principal balance due upon the maturity date that will be five years after the closing date of the debt financing (the “Other Senior Unsecured Debt Financing—5 yr”); and (b) $425.0 million in permanent debt financing with the outstanding principal balance due upon the maturity date that will be ten years after the closing date of the debt financing (the “Other Senior Unsecured Debt Financing—10 yr”).

Bridge Facility

In the event that the Other Senior Unsecured Debt Financing is not obtained or the amount thereof is less than $850.0 million, Marvell expects to enter into the Bridge Facility in an amount of $850.0 million (less the amount of the Other Senior Unsecured Debt Financing). The unaudited combined pro forma financial information assumes the Bridge Facility will incur interest at a rate equal to LIBOR + 1.500% per annum, with amounts payable quarterly. The Bridge Facility will mature on the date that is 364 days after the date of funding under the Bridge Facility. The Bridge Facility does not require any scheduled amortization prior to the final maturity thereof. Subject to certain exceptions and thresholds, the Bridge Facility will be required to be prepaid with proceeds relating to (a) non-ordinary course asset sales or other dispositions and (b) the issuance of certain equity securities or the incurrence of certain indebtedness.

3. Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X and gives effect to events that are (1) directly attributable to the Merger and the Financing Transactions, (2) factually supportable and (3) with respect to the condensed combined statement of operations, expected to have a continuing impact on the combined company’s results. The unaudited pro forma condensed combined financial information and related notes have been prepared utilizing period ends that differ by fewer than 93 days, as permitted by Regulation S-X.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, with Marvell as the accounting acquirer, using the fair value concepts defined in ASC Topic 820, Fair Value Measurement, and based on the historical consolidated financial statements of Marvell and Cavium. Under ASC 805, all assets acquired and liabilities assumed in a business combination are recognized and measured at their assumed acquisition date fair value, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of merger consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. Acquired in-process research and development (“IPR&D”) is recorded at fair value as an indefinite-lived intangible asset at the assumed merger date until completion or abandonment of the associated research and development efforts. Upon completion of development, acquired IPR&D assets are considered amortizable, finite-lived assets.

The allocation of the purchase consideration for the Merger depends upon certain estimates and assumptions, all of which are preliminary. The allocation of the purchase consideration has been made for the purpose of developing the unaudited pro forma condensed combined financial information. A final determination of fair values of assets acquired and liabilities assumed relating to the acquisition could differ materially from the preliminary allocation of purchase consideration. This final valuation will be based on the actual net tangible and intangible assets of Cavium existing at the acquisition date. The final valuation may materially change the allocation of purchase consideration, which could materially affect the fair values assigned to the assets and liabilities and could result in a material change to the unaudited pro forma condensed combined financial information.

The pro forma adjustments represent Marvell management’s best estimates and are based upon currently available information and certain assumptions that Marvell believes are reasonable under the circumstances. Marvell is not aware of any material transactions between Marvell and Cavium (prior to the announcement of the Merger) during the periods presented, hence adjustments to eliminate transactions between Marvell and Cavium have not been reflected in the unaudited pro forma condensed combined financial information.

Upon completion of the Merger, Marvell will perform a comprehensive review of Cavium’s accounting policies. As a result of the review, Marvell may identify additional differences between the accounting policies of the two companies, which when conformed, could have a material impact on the unaudited pro forma condensed combined financial information. Based on a preliminary analysis, Marvell did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information assumes there are no differences in accounting policies.

The unaudited pro forma condensed combined financial information presented is for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the Merger and Financing Transactions had been completed on the dates indicated, nor is it indicative of future operating results or financial position. The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Merger, the costs to integrate the operations of Marvell and Cavium or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

4. Reclassification Adjustments

The accounting policies used in the preparation of this unaudited pro forma condensed combined financial information are those set out in Marvell’s financial statements as of and for the year ended February 3, 2018. With the information currently available, Marvell has determined that no significant adjustments are necessary to conform Cavium’s financial statements to the accounting policies used by Marvell in the preparation of the unaudited pro forma condensed combined financial information.

Certain reclassification adjustments have been made to the unaudited pro forma condensed combined financial information to conform Cavium’s historical unaudited condensed consolidated balance sheet as of March 31, 2018 to Marvell’s financial statement presentation.

The unaudited pro forma condensed combined financial information may not reflect all reclassifications necessary to conform Cavium’s financial statement presentation to that of Marvell due to limitations on the availability of information as of the date of the Current Report on Form 8-K on which these financial statements are filed as an exhibit. Additional reclassification adjustments may be identified as more information becomes available.

5. Calculation of Estimated Merger Consideration and Preliminary Purchase Price Allocation

Estimated Merger Consideration

The estimated merger consideration for the purpose of this unaudited pro forma condensed combined financial information is $6.3 billion. Estimated merger consideration was determined by reference to the fair value on June 8, 2018. The calculation of estimated merger consideration is as follows:

	Shares	Per Share	Total
	(In thousands, except share and per share amounts)
Estimated cash paid for outstanding Cavium common shares (1)			$2,819,750
Estimated shares of Marvell’s common shares issued to Cavium’s common shareholders (2)	153,373,256	$21.75	3,335,868
Estimated cash paid for Cavium’s equity awards (3)			4,685
Estimated replacement equity awards for Cavium’s equity awards (4)			119,457

Preliminary estimated merger consideration			$6,279,760

(1)	The cash component of the estimated merger consideration is computed based on 100% of the outstanding shares of Cavium common stock being exchanged for the Per Share Cash Amount of $40.00.

	Shares	Per Share	Total
	(In thousands, except per share amounts)
Cavium common shares outstanding as of June 8, 2018	70,494	$40.00	$2,819,750

(2)	The stock consideration component of the estimated merger consideration is computed based on 100% of the outstanding shares of Cavium common stock being exchanged for the Exchange Ratio of 2.1757 Marvell common shares.

	Shares	Exchange Ratio	Total
	(In thousands, except exchange ratio and per share amounts)
Cavium common shares outstanding as of June 8, 2018	70,494	2.1757	$153,373
Marvell common share price as of June 8, 2018			$21.75

			$3,335,868

(3)	Estimated cash consideration for the settlement of the outstanding vested Director Options, outstanding vested Cavium RSUs and outstanding Cavium RSUs held by non-employee directors of Cavium’s board of directors which will be cancelled and paid out at the time of the close of the Merger.
(4)	Estimated consideration for replacement of Cavium’s outstanding equity awards. As discussed in Note 1 of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information,” Cavium’s outstanding equity awards will be replaced by Marvell’s equity awards with similar terms. A portion of the fair value of Marvell’s equity awards issued represents consideration transferred, while a portion represents compensation expense based on the vesting terms of the equity awards.

The final estimated merger consideration could significantly differ from the amounts presented in the unaudited pro forma condensed combined financial information due to movements in the Marvell common share price up to the Closing Date of the Merger. A sensitivity analysis related to the fluctuation in the Marvell common share price was performed to assess the impact a hypothetical change of 10% on the closing price of Marvell common shares on June 8, 2018 would have on the estimated merger consideration and goodwill as of the Closing Date.

The following table shows the change in share price, estimated merger consideration and goodwill:

	Share price	Estimated Merger Consideration	Goodwill
	(In thousands, except per share amounts)
Increase of 10%	$23.93	$6,613,347	$3,889,812
Decrease of 10%	19.58	5,946,173	3,222,638

Preliminary Purchase Price Allocation

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of Cavium are recognized and measured as of the acquisition date at fair value and added to those of Marvell. The determination of fair value used in the pro forma adjustments presented herein are preliminary and based on management estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Merger. The final determination of the purchase price allocation, upon the completion of the Merger, will be based on Cavium’s net assets acquired as of that date and will depend on a number of factors that cannot be predicted with certainty at this time. Therefore, the actual allocations will differ from the pro forma adjustments presented and such differences may be material. The allocation is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The following table sets forth a preliminary allocation of the estimated merger consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of Cavium based on Cavium’s unaudited condensed consolidated balance sheet as of March 31, 2018, with the excess recorded to goodwill:

Pro Forma May 5, 2018
(In thousands)
Cash and cash equivalents	$181,601
Accounts receivable	204,524
Inventories	310,000
Prepaid expenses and other current assets	29,121
Property and equipment	183,000
Goodwill (1)	3,556,225
Intangible assets	2,788,400
Other non-current assets	7,182

7,260,053
Accounts payable	(83,952)
Accrued liabilities	(57,557)
Accrued employee compensation	(23,086)
Deferred income	(6,751)
Current portion of long-term debt	(6,123)
Long-term debt	(601,535)
Deferred tax liability	(180,135)
Non-current income taxes payable	(3,345)
Other non-current liabilities	(17,809)

(980,293)

Estimated merger consideration	$6,279,760

(1)	Goodwill represents excess of merger consideration over the fair value of the underlying net assets acquired. In accordance with ASC Topic 350, Goodwill and Other Intangible Assets, goodwill is not amortized, but instead is reviewed for impairment at least annually, absent any indicators of impairment. Goodwill is attributable to planned growth in new markets and synergies expected to be achieved from the combined operations of Marvell and Cavium. Goodwill recorded in the Merger is not expected to be deductible for tax purposes.

Intangible Assets

Preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial information consists of the following:

	Preliminary Fair Value	Estimated Useful Life
	(In thousands)
Assets:
Developed technology	$1,805,000	5 to 7 Years
In-process research and development	476,000	N/A
Customer contracts and related relationships	480,000	8 Years
Trade names / trademarks / domain names	26,000	3 to 5 Years
Below market lease assets	1,400	6 Years

	$2,788,400
Liabilities:
Above market lease liabilities	$(1,900)	3 to 5 Years

The identifiable intangible assets and related amortization are preliminary and are based on management’s estimates after consideration of similar transactions. As discussed above, the amount that will ultimately be allocated to identifiable intangible assets and liabilities, and the related amount of amortization, may differ materially from this preliminary allocation. In addition, the periods the amortization impacts will ultimately be based upon the periods in which the associated economic benefits or detriments are expected to be derived, or where appropriate, based on the use of a straight-line method. Therefore, the amount of amortization following the Merger may differ significantly between periods based upon the final value assigned and amortization methodology used for each identifiable intangible asset and liability.

Property and Equipment

The property and equipment valued in the preliminary purchase price allocation discussed above primarily consists of personal property.

Pro forma depreciation expense related to property and equipment is calculated on a straight-line basis based on the estimated useful lives of the assets.

6. Financing Transactions Adjustments

(a)	Reflects the Financing Transactions to fund a portion of the merger consideration as described in Note 2 of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information,” the payment of debt financing fees and proceeds from the liquidation of Marvell’s short-term investments.

Pro Forma May 5, 2018
(In thousands)
Cash proceeds from the Financing Transactions	$1,900,000
Debt financing fees paid	(2,154)
Proceeds from liquidation of short-term investments	712,053

Net adjustment to cash and cash equivalents	$2,609,899

(b)	Reflects the liquidation of Marvell’s short-term investments.

(c)	Reflects the current portion of unamortized debt financing fees on the Revolving Credit Facility. Unamortized debt financing fees on the Revolving Credit Facility of $1.5 million in total have been recognized. In this adjustment, $0.3 million have been recorded to prepaid expenses and other current assets and $1.2 million have been recorded to other non-current assets as described in Note 6(d) of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information” below.

(d)	Reflects the non-current portion of unamortized debt financing fees on the Revolving Credit Facility and the reclassification of unamortized debt financing fees on the Financing Transactions, excluding those fees related to the Revolving Credit Facility, to long-term debt.

Pro Forma May 5, 2018
(In thousands)
Unamortized debt financing fees on the Financing Transactions to be reclassifed to long-term debt (1)	$(15,663)
Unamortized debt financing fees on the Revolving Credit Facility (2)	1,240

Net adjustment to other non-current assets	$(14,423)

(1)	Unamortized debt financing fees on the Financing Transactions, excluding those fees related to the Revolving Credit Facility, of $15.7 million in total have been reclassified from other non-current assets to long-term debt as described in Note 6(e) of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information” below. The unaudited condensed consolidated balance sheet of Marvell as of May 5, 2018 reflected these costs as a component of other non-current assets due to the absence of debt, which prevented the unamortized costs from being shown as a direct deduction from long-term debt.
(2)	Unamortized debt financing fees on the Revolving Credit Facility of $1.5 million in total have been recognized. In this adjustment, $1.2 million have been recorded to other non-current assets and $0.3 million have been recorded to prepaid expenses and other current assets as described in Note 6(c) of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information” above.

(e)	Reflects the new debt financing from the Financing Transactions, net of unamortized debt financing fees, to fund a portion of the Merger. The following table summarizes the borrowings under the Financing Transactions:

	Principal Outstanding	Assumed Interest Rate	Unamortized Debt Financing Fees		Net Proceeds	Term	Long-Term Debt
		(In thousands, except interest rates and terms)
Senior Unsecured Notes—10yr	$425,000	4.88%	$(2,763)		$422,237	10 Years	$422,237
Senior Unsecured Notes—5yr	425,000	4.23%	(2,550)		422,450	5 Years	422,450
Term Loan Facility	900,000	3.42%	(10,954)		889,046	3 Years	889,046
Revolving Credit Facility	150,000	3.55%	Refer to footnote	(1)	150,000	5 Years	150,000

	$1,900,000		$(16,267	) (1)	$1,883,733		$1,883,733

(1)	Excludes $6.0 million of debt financing fees related to the Bridge Facility and $1.5 million of debt financing fees related to the Revolving Credit Facility. Debt financing fees related to the Bridge Facility will be expensed upon completion of the Merger should no amounts be drawn on the Bridge Facility. Debt financing fees related to the Revolving Credit Facility are capitalized as assets as described in Notes 6(c) and 6(d) of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information” above.

(f)	Reflects the estimated incremental interest expense and amortization of debt financing fees and original issuance discounts. Debt financing fees related to the Bridge Facility have been excluded from the unaudited pro forma condensed combined statements of operations as it has been determined not to have a continuing impact.

	Pro Forma Three Months Ended May 5, 2018	Pro Forma Year Ended February 3, 2018
	(In thousands)
Interest expense on anticipated borrowings	$(18,860)	$(75,442)
Amortization of debt financing fees and original issue discounts	(1,154)	(4,509)

Net adjustment to interest expense	$(20,014)	$(79,951)

A sensitivity analysis on interest expense for the year ended February 3, 2018 and three months ended May 5, 2018 have been performed to assess the effect of a change of 0.125% of the hypothetical interest rate would have on the new debt. Stated interest rates related to the Financing Transactions are as follows:

Interest Rate
Senior Unsecured Notes—10 yr	4.880%
Senior Unsecured Notes—5 yr	4.230%
Revolving Credit Facility	L + 1.500%
Term Loan	L + 1.375%

The following table shows the impact of a 0.125% change in interest rate for the Financing Transactions:

	Pro Forma Three Months Ended May 5, 2018	Pro Forma Year Ended February 3, 2018
	(In thousands)
Interest expense assuming:
Increase of 0.125%	$328	$1,313
Decrease of 0.125%	$(328)	$(1,313)

7. Pro Forma Adjustments for Condensed Combined Balance Sheet

(a)	Reflects the payment of estimated merger consideration, the Cavium Term Facility and transaction costs.

Pro Forma May 5, 2018
(In thousands)
Cash consideration paid (1)	$(2,824,435)
Cash paid to extinguish the Cavium Term Facility (inclusive of LIBOR contract breakage amount and accrued interest)	(607,925)
Cash paid to settle unvested equity and incentive awards (2)	(8,617)
Transaction costs paid (exclusive of debt financing fees paid)	(86,525)

Net adjustment to cash and cash equivalents	$(3,527,502)

(1)	Cash consideration paid of $2,824.4 million reflects $2,819.8 million paid to Cavium’s shareholders and $4.6 million paid to cash settle Cavium’s equity awards.
(2)	Cash paid to Cavium’s directors of $8.6 million to settle and cancel unvested non-employee director’s RSUs as a result of the Merger.

(b)	Reflects the purchase accounting adjustment for inventories based on the acquisition method of accounting.

Pro Forma May 5, 2018
(In thousands)
Elimination of Cavium’s inventories—carrying value as of March 31, 2018	$(102,171)
Inventories—fair value (1)	310,000

Net adjustment to inventories	$207,829

(1)	Represents the adjustment necessary to state inventories acquired as of the pro forma Merger date to their preliminary estimated fair value. The valuation approaches used in the preliminary assessment of the fair value of inventories were the replacement cost approach and the comparative sales method approach. After the Merger, the step up in inventories fair value will increase cost of goods sold as the inventory is sold over approximately two months. This increase is not reflected in the unaudited pro forma condensed combined statements of operations as it was determined to not have a continuing impact.

(c)	Reflects the purchase accounting adjustment for property and equipment based on the acquisition method of accounting. Refer to Note 5 of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information” for additional information on the property and equipment expected to be recognized.

Pro Forma May 5, 2018
(In thousands)
Elimination of Cavium’s property and equipment—carrying value as of March 31, 2018	$(193,742)
Property and equipment—fair value	183,000

Net adjustment to property and equipment	$(10,742)

(d)	Reflects the preliminary purchase accounting adjustment for estimated intangibles based on the acquisition method of accounting. Refer to Note 5 of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information” for additional information on the acquired intangible assets expected to be recognized.

Pro Forma May 5, 2018
(In thousands)
Elimination of Cavium’s intangibles—carrying value as of March 31, 2018	$(633,017)
Intangibles—fair value	2,788,400

Net adjustment to intangible assets, net	$2,155,383

(e)	Reflects the elimination of Cavium’s goodwill and the capitalization of the preliminary goodwill for the estimated merger consideration in excess of the fair value of the net assets acquired in connection with the Merger. Refer to Note 5 of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information” for additional information on the goodwill expected to be recognized.

Pro Forma May 5, 2018
(In thousands)
Elimination of Cavium’s goodwill as of March 31, 2018	$(237,692)
Capitalization of preliminary goodwill in connection with the Cavium Acquisition	3,556,225

Net adjustment to goodwill	$3,318,533

(f)	Reflects the payment of the portion of accrued transaction costs recognized in accounts payable. Accrued transaction costs of $7.7 million in total have been paid. In this adjustment, $2.8 million have been removed from accounts payable and $4.9 million have been removed from accrued liabilities as described in Note 7(g) of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information” below.

(g)	Reflects the elimination of the current portion of Cavium’s deferred rent, the payment of Cavium’s accrued interest and the payment of a portion of accrued transaction cost.

Pro Forma May 5, 2018
(In thousands)
Elimination of Cavium’s deferred rent as of March 31, 2018 (1)	$(1,588)
Payment of accrued interest expense in conjunction with the payment of the Cavium Term Facility	(264)
Payment of accrued transaction costs (2)	(4,890)

Net adjustment to accrued liabilities	$(6,742)

(1)	Deferred rent of $23.0 million in total have been eliminated. In this adjustment, $1.6 million have been removed from accrued liabilities and $21.4 million have been removed from other non-current liabilities as described in Note 7(k) of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information” below.
(2)	Accrued transaction costs of $7.7 million in total have been paid. In this adjustment, $4.9 million have been removed from accrued liabilities and $2.8 million have been removed from accounts payable as described in Note 7(f) of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information” above.

(h)	Reflects the payment of the current portion of the Cavium Term Facility and the elimination of unamortized debt financing fees related to the facility.

Pro Forma May 5, 2018
(In thousands)
Payment of Cavium Term Facility	$(6,123)
Elimination of debt financing fees on Cavium Term Facility (1)	2,845

Net adjustment to current portion of long-term debt	$(3,278)

(1)	Debt financing fees of $12.3 million in total have been eliminated. In this adjustment, $2.9 million have been removed from the current portion of long-term debt and $9.4 million have been removed from long-term debt as described in Note 7(i) of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information” below.

(i)	Reflects the payment of the non-current portion of the Cavium Term Facility and the elimination of unamortized debt financing fees related to the facility.

Pro Forma May 5, 2018
(In thousands)
Payment of Cavium Term Facility	$(601,535)
Elimination of debt financing fees on Cavium Term Facility (1)	9,404

Net adjustment to long-term debt	$(592,131)

(1)	Debt financing fees of $12.3 million in total have been eliminated. In this adjustment, $9.4 million have been removed from long-term debt and $2.9 million have been removed from the current portion of long-term debt as described in Note 7(h) of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information” above.

(j)	This adjustment reflects the originating deferred tax liabilities (“DTLs”) resulting from pro forma fair value adjustments of the acquired assets and assumed liabilities based on applicable statutory tax rates for the jurisdictions associated with the respective estimated purchase price allocation. The originating DTLs are primarily related to the preliminary purchase price allocation associated with acquired intangible assets. The estimate of DTLs is preliminary and is subject to change based upon Marvell’s final determination of the fair value of assets acquired and liabilities assumed, by jurisdiction including the final allocation across such legal entities and related jurisdictions.

Pro Forma May 5, 2018
(In thousands)
Elimination of Cavium’s deferred tax liability—carrying value as of March 31, 2018	$(2,751)
Deferred tax liability—fair value (1)	180,135

Net adjustment to deferred tax liability	$177,384

(1)	DTLs have been recognized based on applicable statutory tax rates for the jurisdictions associated with the respective net increase in estimated amortizable identifiable intangible assets. The statutory tax rate was applied, as appropriate, to each adjustment based on the jurisdiction in which the adjustment is expected to occur. Furthermore, tax related adjustments included in the unaudited pro forma condensed combined financial information are based on the tax law in effect during the period for which the unaudited pro forma condensed combined statements of operations is being presented, and therefore contemplates the effects of the Tax Cuts and Jobs Act (“2017 Tax Act”) signed into law on December 22, 2017. Provisional amounts based on management’s reasonable estimates of the effects of the 2017 Tax Act have been reflected in the unaudited pro forma condensed combined financial information, as the full determination of the accounting implications of the 2017 Tax Act has not yet been completed.

(k)	Reflects the elimination of the non-current portion of Cavium’s deferred rent and the preliminary purchase accounting adjustment for estimated intangibles based on the acquisition method of accounting. Refer to Note 5 of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information” for additional information on the acquired intangible liabilities expected to be recognized.

Pro Forma May 5, 2018
(In thousands)
Elimination of Cavium’s deferred rent (1)	$(21,393)
Intangibles—fair value (Above market lease liability)	1,900

Net adjustment to other non-current liabilities	$(19,493)

(1)	Deferred rent of $23.0 million in total have been eliminated. In this adjustment, $21.4 million have been removed from other non-current liabilities and $1.6 million have been removed from accrued liabilities as described in Note 7(g) of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information” above.

(l)	Reflects the payment of transaction costs, change in control payments and the elimination of Cavium’s retained earnings after adjustments.

Pro Forma May 5, 2018
(In thousands)
Payment of Marvell transaction related costs not accrued as of May 5, 2018 (1)	$(34,865)
Payment of Cavium transaction related costs not accrued as of March 31, 2018 (1)	(43,955)
Cash paid to settle unvested equity and incentive awards	(8,617)
Stock-based compensation expense incurred to settle equity and incentive awards	(38,267)
Payment of LIBOR contract breakage amount in conjunction with the payment of the Cavium Term Facility	(3)
Elimination of Cavium’s retained earnings after adjustments	446,605

Net adjustment to retained earnings	$320,898

(1)	Marvell and Cavium are expected to incur a total of $134.1 million in transaction related costs. These costs consist of legal advisory, financial advisory, accounting, consulting and financing costs and are not reflected in the unaudited pro forma condensed combined statements of operations because they do not have a continuing effect on the combined company. Approximately $78.9 million has been shown as a pro forma adjustment reducing retained earnings, approximately $17.8 million was related to the Financing Transactions and approximately $37.4 million has been recognized as expense in the historical statements of operations of Marvell and Cavium. Deferred financing fees of $16.3 million related to the Term Loan Facility and Other Senior Unsecured Debt Financing have been shown as a direct deduction from the face amount of the debt. Deferred financing fees of $1.5 million related to the Revolving Credit Facility have been capitalized as assets as described in Notes 6(c) and 6(d) of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information” above.

(m)	Reflects the elimination of Cavium’s historical common stock, additional paid-in capital and accumulated other comprehensive income.

(n)	Reflects the stock consideration component of the Merger ($0.3 million in common stock and $3,455.0 million in additional paid-in capital).

(o)	Reflects the one-time expense for the recognition of $38.3 million of stock-based compensation expense incurred to settle Cavium’s outstanding unvested stock-based compensation awards that will be accelerated post-Merger due to change in control provisions. The associated stock-based compensation expense is not reflected in the unaudited pro forma condensed combined statements of operations as it will not have a continuing impact.

8. Pro Forma Adjustments for Condensed Combined Statements of Operations

(a)	Reflects the adjustments to eliminate historical depreciation expense, record new depreciation expense based on the fair value of the property and equipment acquired, eliminate historical amortization expense, record new amortization expense based on the fair value of the identifiable acquired intangible assets, eliminate historical stock-based compensation expense and record new stock-based compensation expense due to the equity award replacement and resulting remeasurement of the fair value of stock-based compensation as a result of the Merger.

	Pro Forma Three Months Ended May 5, 2018	Pro Forma Year Ended February 3, 2018
	(In thousands)
Elimination of Cavium’s depreciation on property and equipment	$(3,835)	$(19,492)
Depreciation after fair value adjustment (1)	1,195	6,642
Elimination of Cavium’s amortization on intangible assets	(29,711)	(114,296)
Amortization after fair value adjustment (2)	76,339	299,437
Elimination of historical stock-based compensation expense	(174)	(698)
Stock-based compensation expense after equity award replacement and fair value remeasurement (3)	1,092	4,844

Net adjustment to cost of goods sold	$44,906	$176,437

(1)	Depreciation of property and equipment is based on the estimated remaining useful lives of the assets and is calculated on a straight-line basis. Depreciation expense is allocated among cost of goods sold, research and development and selling, general and administrative expense based upon the nature of the activities associated with the property and equipment acquired. Refer to Note 5 of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information” for additional information on the useful lives of the property and equipment expected to be recognized.
(2)	The amortization of intangible assets is based on the periods over which the economic benefits of the intangible assets are expected to be realized. Amortization expense is allocated among cost of goods sold, research and development and selling, general and administrative expense based on the nature of the activities associated with the intangible assets acquired. Refer to Note 5 of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information” for additional information on the useful lives of the acquired intangible assets expected to be recognized.
(3)	Subject to the terms of the Merger Agreement, certain unvested Cavium equity awards will be replaced and converted into unvested equity awards of Marvell common shares.

(b)	Reflects the adjustments to eliminate historical depreciation expense, record new depreciation expense based on the fair value of the property and equipment acquired, eliminate historical amortization expense, record new amortization expense based on the fair value of the identifiable acquired intangible assets, eliminate historical stock-based compensation expense and record new stock-based compensation expense due to the equity award replacement and resulting remeasurement of the fair value of stock-based compensation as a result of the Merger.

	Pro Forma Three Months Ended May 5, 2018	Pro Forma Year Ended February 3, 2018
	(In thousands)
Elimination of Cavium’s depreciation on property and equipment	$(13,720)	$(46,727)
Depreciation after fair value adjustment (1)	4,277	15,923
Elimination of Cavium’s amortization on intangible assets	(1,735)	(9,035)
Amortization after fair value adjustment (2)	4,458	23,670
Elimination of historical stock-based compensation expense	(2,697)	(10,786)
Stock-based compensation expense after equity award replacement and fair value remeasurement (3)	11,802	50,144

Net adjustment to research and development	$2,385	$23,189

(1)	Depreciation of property and equipment is based on the estimated remaining useful lives of the assets and is calculated on a straight-line basis. Depreciation expense is allocated among cost of goods sold, research and development and selling, general and administrative expense based upon the nature of the activities associated with the property and equipment acquired. Refer to Note 5 of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information” for additional information on the useful lives of the property and equipment expected to be recognized.
(2)	The amortization of intangible assets is based on the periods over which the economic benefits of the intangible assets are expected to be realized. Amortization expense is allocated among cost of goods sold, research and development and selling, general and administrative expense based on the nature of the activities associated with the intangible assets acquired. Refer to Note 5 of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information” for additional information on the useful lives of the acquired intangible assets expected to be recognized.
(3)	Subject to the terms of the Merger Agreement, certain unvested Cavium equity awards will be replaced and converted into unvested equity awards of Marvell common shares.

(c)	Reflects the adjustments to eliminate historical depreciation expense, record new depreciation expense based on the fair value of the property and equipment acquired, eliminate historical amortization expense, record new amortization expense based on the fair value of the identifiable acquired intangible assets, eliminate historical stock-based compensation expense, record new stock-based compensation expense due to the equity award replacement and resulting remeasurement of the fair value of stock-based compensation as a result of the Merger and eliminate transaction related costs as they do not have a continuing impact on the unaudited pro forma condensed combined statements of operations.

	Pro Forma Three Months Ended May 5, 2018	Pro Forma Year Ended February 3, 2018
	(In thousands)
Elimination of Cavium’s depreciation on property and equipment	$(3,413)	$(10,501)
Depreciation after fair value adjustment (1)	1,064	3,578
Elimination of Cavium’s amortization on intangible assets	(1,287)	(5,080)
Amortization after fair value adjustment (2)	3,307	13,309
Elimination of historical stock-based compensation expense	(857)	(3,432)
Stock-based compensation expense after equity award replacement and fair value remeasurement (3)	5,307	23,521
Elimination of historical Marvell transaction related costs	(15,252)	(10,265)
Elimination of historical Cavium transaction related costs	(682)	(11,213)

Net adjustment to selling, general and administrative	$(11,813)	$(83)

(1)	Depreciation of property and equipment is based on the estimated remaining useful lives of the assets and is calculated on a straight-line basis. Depreciation expense is allocated among cost of goods sold, research and development and selling, general and administrative expense based upon the nature of the activities associated with the property and equipment acquired. Refer to Note 5 of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information” for additional information on the useful lives of the property and equipment expected to be recognized.
(2)	The amortization of intangible assets is based on the periods over which the economic benefits of the intangible assets are expected to be realized. Amortization expense is allocated among cost of goods sold, research and development and selling, general and administrative expense based on the nature of the activities associated with the intangible assets acquired. Refer to Note 5 of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information” for additional information on the useful lives of the acquired intangible assets expected to be recognized.
(3)	Subject to the terms of the Merger Agreement, certain unvested Cavium equity awards will be replaced and converted into unvested equity awards of Marvell common shares.

(d)	Reflects the elimination of Cavium’s historical interest expense and amortization of debt financing fees.

(e)	This adjustment reflects the income tax expense/benefit effects of the pro forma adjustments based on applicable statutory tax rates for the jurisdictions associated with the respective pro forma adjustments. Because the tax rates used for these pro forma financial statements are an estimate, the blended rate will likely vary from the actual effective rate in periods subsequent to completion of the Merger. Further, the combined company’s ability to use net operating loss carryforwards to offset future taxable income for U.S. federal income tax purposes is subject to limitations. In general under Section 382 of Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change net operating losses (referred to as “NOLs”) to offset future taxable income. In general, an ownership change occurs if the aggregate stock ownership of certain stockholders (generally 5% stockholders, applying certain look-through rules) increases by more than 50 percentage points over such stockholder’s lowest percentage ownership during the testing period (generally three years). In addition, some of the standards and requirements under ASC Topic 740, Accounting for Income Taxes (“ASC 740”), may limit the combined company’s ability to record deferred tax assets relating to originating temporary differences between book and tax basis of income and expense items. Further, these standards may require a valuation allowance to be established against certain existing deferred tax assets of each company as of the date of completion of the transactions contemplated by the Merger Agreement. In addition, a combination of two companies may also cause the ability for certain valuation allowances associated with one of the companies to no longer be necessary because on a combined basis, there may be new sources of future taxable income to support the reversal of pre-existing valuation allowances. Currently, no adjustment to the unaudited pro forma condensed combined financial information has been made as it relates to either limitations the combined company might incur under Section 382 of the Code or ASC 740 or decreases to pre-existing valuation allowances. Furthermore, adjustments to established deferred tax assets and liabilities as well as the recognition of additional deferred tax assets and liabilities may occur in conjunction with the finalization of the purchase accounting and these items could be material. Furthermore, tax related adjustments included in the unaudited pro forma condensed combined financial information are based on the tax law in effect during the period for which the unaudited pro forma condensed combined statements of operations is being presented, and therefore contemplates effects of the 2017 Tax Act signed on December 22, 2017. Provisional amounts based on management’s reasonable estimates of the effects of the 2017 Tax Act have been reflected in the unaudited pro forma condensed combined financial information, as the full determination of the accounting implications of the 2017 Tax Act has not yet been completed.

(f)	Reflects the adjustments to weighted average shares outstanding.

	Pro Forma Three Months Ended May 5, 2018	Pro Forma Year Ended February 3, 2018
	(In thousands)
Pro forma basic weighted average shares:
Historical Marvell weighted average shares outstanding	497,335	498,008
Issuance of shares to Cavium common shareholders	153,373	153,373
Issuance of vested Marvell replacement awards to Cavium equity award holders	1,170	1,170

Pro forma weighted average shares (basic)	651,878	652,551

Pro forma diluted weighted average shares:
Historical Marvell weighted average shares outstanding	508,716	509,667
Issuance of shares to Cavium common shareholders	153,373	153,373
Issuance of vested Marvell replacement awards to Cavium equity award holders	1,170	1,170
Issuance of Marvell replacement awards to Cavium equity award holders	9,523	5,356

Pro forma weighted average shares (diluted)	672,782	669,566